UNIVERSITY OF ARIZONA PURCHASES BIOSENTRY™

TO SUPPORT ONGOING WATER QUALITY RESEARCH

SAN DIEGO, CA –January 3, 2007 – JMAR Technologies, Inc. (OTC/BB: JMAR) has received a purchase order from the University of Arizona Water Quality Center for a BioSentry™ System to be used in extensive ongoing research for real-time detection, tracking, and remediation of bioterror and accidental contamination events within water distribution systems. The City of Tucson is also interested in the planned research to further determine the expected value of installing the BioSentry in their water treatment and distribution systems.

The University’s Water Quality Center is the only water quality facility in the country under the jurisdiction of The National Science Foundation and is a leader in the analysis of biological contaminants.

“Water Quality is a critical factor affecting human health and welfare. Any advance in our ability to preserve or enhance the quality of our water supplies is likely to come through state-of-the-art research,” states Ian Pepper, Director, University of Arizona’s Water Quality Center. “The BioSentry System is a welcome addition to our research laboratory and we’re looking forward to evaluating its real-time detection capability and its effectiveness in real-world drinking water applications.”

The BioSentry System will be installed in the Water Quality Center’s “Water Village” facility at the Environmental Research Laboratory. This research community of four individual houses each plumbed with unique distribution lines is designed to be a “one-of-a-kind” place to test and measure pathogens in near-real-life conditions, and for collaboration between industry, academia, engineering and environmental science.

“We’re very pleased to have BioSentry involved in the ground breaking research being conducted at the Water Quality Center”, said Neil Beer, president and CEO of JMAR. “Combined with the positive initial results from testing in progress at EPA’s National Homeland Security Research Center, this research will further demonstrate the BioSentry’s pathogen detection and classification capabilities.” EPA testing will continue over the next several months.

About the Arizona Water Quality Center

The Arizona Water Quality Center consists of a prestigious group of research scientists within The University of Arizona (UA) and Arizona State University (ASU). Being a multi-university Center enhances the ability of both universities to achieve national status in the field. This interdisciplinary group of microbiologists, chemists, physicists, hydrologists, and engineers work together to resolve water quality problems. Funding for the Center is supplied by the National Science Foundation (NSF) and a variety of companies and agencies that are interested in specific water quality issues. This dynamic industry-university relationship makes the Arizona Water Quality Center unique. The combination of university expertise and corporate and government funding leads to scientific discoveries that can enhance water quality for the community at large.

About JMAR Technologies

JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with commercial applications in rapidly growing industries, while continuing to carry out research and development for the U.S. Government.

JMAR’s flagship commercialization product, BioSentry™, is a contamination warning system for waterborne microorganisms. BioSentry™ uses laser-based, multi-angle light scattering technology to provide continuous, on-line, real-time monitoring for harmful microorganisms. BioSentry™ is targeted toward a number of applications across multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities.

JMAR’s pursuit of leading edge products targets nanotechnology, bioscience and the semiconductor industries with its BriteLight™ laser, a stand-alone product as well as the x-ray light source in nanolithography systems; the X-ray Microscope for 3D visualization of single cells and polymers; and the X-ray NanoProbe for enabling nano-scale interaction, analysis and materials modification. In addition, JMAR employs key strategic alliances for the production of a hazardous materials chemical sensor, and the prototyping and production of a nanoparticle ultra-thin coating system.

Contact Information:

JMAR Technologies, Inc.

Dennis Valentine Chief Financial Officer Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the transition of the trading or quotation of our shares of common stock to the OTC Bulletin Board or to the “Pink Sheets” may have an adverse effect on the price or liquidity of our shares of common stock, including a possible decline in the number of market makers who are willing to make a market in our stock, and our ability to engage in certain financing transactions on terms as favorable as when the Company’s shares were traded on The Nasdaq Stock Market, the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets, cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.